Exhibit 10.1
DEBT MATURITY EXTENSION AGREEMENT
This Debt Maturity Extension Agreement (the “Extension Agreement”) is entered into on September 23, 2010 between Homeland Security Capital Corporation (the “Company”) and YA Global Investments, L.P. (the “Lender”), which collectively shall be referred to as the Parties.
WHEREAS, the Company is an obligor under the certain secured term notes: a Note dated March 13, 2008 in the principal amount of $6,310,000 (the “First Note”); a Note dated March 13, 2008 in the principal amount of $6,750,000; a Note dated March 13, 2008 in the principal amount of $878,923; a Note dated November 26, 2008 in the principal amount of $178,655; and a Note dated November 28, 2008 in the principal amount of $71,345 (collectively, with the First Note, the “Notes”);
WHEREAS, the Company and the Lender have agreed to extend the maturity dates of each of the Notes; and
WHEREAS, the Company also wishes to make a prepayment in the amount of $500,000 towards accrued interest due under the First Note.
NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1. The Company acknowledges that the outstanding total aggregate principal balance due under the Notes is, as of this date, $14,188,923, (which amount does not include accrued and unpaid interest thereon). The Company represents, warrants, confirms and acknowledges that there are no set-offs, defenses, claims or causes of action of any nature whatsoever which the Company may have or may assert against the Lender with respect to the Notes.
2. The Parties hereby agree that the “Maturity Date” (as that term is used in each of the Notes) of each of the Notes is hereby extended to July 15, 2011 (the “Maturity Date”).
3. Notwithstanding any terms and conditions of the Notes, and in addition to any payments that may be due pursuant to the terms of the Notes or any amendments or supplements thereto, the Company shall make a one-time payment in the amount of $500,000 within 1 business day of the date hereof, which payment shall be applied towards the payment of accrued and unpaid interest under the First Note.
4. That Company acknowledges and agrees that effective as of January 1, 2010, the interest rate on all of the Notes increased from 13% to 15% pursuant to clause 7 of the May 15, 2009 letter agreement regarding a prior extension of the maturity dates of the Notes.
5. Except for the Maturity Date with respect to each Note, all other provisions, terms and conditions of each Note shall remain in full force and effect and except for the foregoing amendment, nothing herein shall constitute any waiver of rights of the Lender under the terms of any of the Notes. The Company expressly ratifies, confirms and reaffirms all of its liabilities, obligations, duties and responsibilities under and pursuant to the Notes, as modified by this Extension Agreement.

6. Each of the Parties hereto represents and warrants that the execution, delivery and performance of this Extension Agreement by such party and the consummation by such party of the transactions contemplated hereby are within such party’s valid powers and have been duly and validly authorized by all necessary action, and that this Extension Agreement is the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.
7. This Extension Agreement does not represent in any way new indebtedness or satisfaction of the indebtedness evidenced by the Notes. It is the intention of the Parties that this Extension Agreement shall not constitute a novation and in no way adversely affect or impair the lien priority of any instrument securing the obligations evidenced by the Notes.
8. This Extension Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
IN WITNESS WHEREOF and, intending to be legally bound hereby, the Parties have executed this Extension Agreement as a sealed instrument as of the day and year first above written.

Homeland Security Capital Corporation	YA Global Investments, L.P.
By: Yorkville Advisors, LLC
Its: Investment Manager

By: C. Thomas McMillen	By:

Its: Chief Executive Officer	Its: